UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __)

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Chestnut Street Exchange Fund
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CHESTNUT STREET EXCHANGE FUND c/o Vigilant Compliance, LLC 223 Wilmington West Chester Pike, Suite 216 Chadds Ford, PA 19137 January 21, 2025

Dear Partner:

The Managing General Partners of the Chestnut Street Exchange Fund (the “Fund”) are pleased to announce that we have recently approved an arrangement with The RBB Fund, Inc. (“RBB”) for a newly organized series of RBB, the SGI Enhanced Market Leaders ETF (the “Acquiring Fund”) to acquire and assume the management of the assets in the Fund. The Acquiring Fund, which will operate as an actively managed exchange-traded fund, is advised by Summit Global Investments, LLC.

As we considered our succession plan for the Fund, we searched for a fund company that would provide the same excellent portfolio management and customer service that our partners currently receive, and we believe we have found just that in RBB. The proposed reorganization will not result in an increase to expenses to partners and has been structured, for federal income tax purposes, as a tax-free reorganization under the Internal Revenue Code.

For this reorganization to take place, we need your approval. A special meeting of the Fund’s partners will be held at which partner approval of the reorganization will be sought. A proxy statement/prospectus related to the proposed approval of the reorganization will be sent to partners in the first quarter of 2025.

Please carefully read the proxy statement/prospectus when it is available because it will contain important information. The proxy statement/prospectus, and other relevant documents, will also be available for free on the websites of the Securities and Exchange Commission (www.sec.gov) and the Fund (https://funddocs.filepoint.com/chestnutstreet).

Yours truly,

David R. Wilmerding, Jr.
Chairman